Exhibit 29

JOINT FILING AGREEMENT

The undersigned hereby agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned, and any amendments thereto executed by the undersigned shall be filed on behalf of each of the undersigned without the necessity of filing any additional joint filing agreement. The undersigned acknowledge that each is responsible for the timely filing of such statement on Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness or accuracy of the information concerning the others of the undersigned, except to the extent that it knows or has reason to believe that such information is inaccurate or incomplete. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of December 26, 2023.

SOFTBANK GROUP CORP.

By:	/s/ Yuko Yamamoto
Name:	Yuko Yamamoto
Title:	Head of Corporate Legal Department

SOFTBANK GROUP CAPITAL LTD

By:	/s/ Adam Westhead
Name:	Adam Westhead
Title:	Director

DELAWARE PROJECT 6 L.L.C.

By:	/s/ Hugh Manahan
Name:	Hugh Manahan
Title:	Manager

DELAWARE PROJECT 4 L.L.C.

By:	/s/ Hugh Manahan
Name:	Hugh Manahan
Title:	Manager

DELAWARE PROJECT 9 L.L.C.

By:	/s/ Brendan Kelleher
Name:	Brendan Kelleher
Title:	Manager